Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Gladstone Commercial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carried Forward Form Type	Carried Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	456(b) and 457(r)	(2)	(2)	(2)	(1)	(1)

	Equity	Preferred Stock, par value $0.001 per share	456(b) and 457(r)	(2)	(2)	(2)	(1)	(1)

	Debt	Debt Securities	456(b) and 457(r)	(2)	(2)	(2)	(1)	(1)

	Equity	Depositary Shares(3)	456(b) and 457(r)	(2)	(2)	(2)	(1)	(1)

	Other	Subscription Rights(4)	456(b) and 457(r)	(2)	(2)	(2)	(1)	(1)

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts				—	(2)	—	(1)	—	—	—	—

	Total Fees Previously Paid				—	—	—	—	—	—	—	—

	Total Fee Offsets				—	—	—	—	—	—	—	—

	Net Fee Due				—	—	—	—	—	—	—	—

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all registration fees and will pay the registration fees subsequently in advance or on a “pay-as-you-go” basis.

(2)

An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder or that are represented by depositary shares. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities.

(3)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share of preferred stock and will be evidenced by a depositary receipt.
(4)	The subscription rights to purchase shares of common stock or preferred stock will be offered without additional consideration.